EX-99.e.1.ii

AMENDMENT NO. 3 TO
SCHEDULE I
TO THE DISTRIBUTION AGREEMENT

AS OF SEPTEMBER 25, 2014

This Schedule to the Distribution Agreement between Delaware Group Government Fund and Delaware Distributors, L.P. entered into as of May 15, 2003 and amended and restated on January 4, 2010 (the “Agreement”) lists the Series and Classes for which Delaware Distributors, L.P. provides distribution services pursuant to this Agreement, along with the 12b-1 Plan rates, if applicable, for each class and the date on which the Agreement became effective for each Series.

			Portion
			designated as
		Total 12b-1 Plan	Service Fee Rate
		Fee Rate (per	(per annum of
		annum of the	the Series’
		Series’ average	average daily net
		daily net assets	assets
		represented by	represented by
		shares of the	shares of the
Series Name	Class Names	Class)	Class)	Effective Date
Delaware Core Plus Bond
Fund	Class A	.25%		April 19, 2001
	Class C	1.00%	.25%	April 19, 2001
	Class R	.50%		April 19, 2001
	Institutional Class			April 19, 2001
Delaware Inflation	Class A	.25%
Protected Bond Fund				November 29, 2004
	Class C	1.00%	.25%	November 29, 2004
	Institutional Class			November 29, 2004
Delaware Emerging	Class A	.25%
Markets Debt Fund				September 30, 2013
	Class C	1.00%	.25%	September 30, 2013
	Class R	.50%		September 30, 2013
	Institutional Class			September 30, 2013

DELAWARE DISTRIBUTORS, L.P.
DELAWARE DISTRIBUTORS, INC., General Partner

By:	/s/ J. SCOTT COLEMAN
Name:	J. Scott Coleman, CFA
Title:	President

DELAWARE GROUP GOVERNMENT FUND
on behalf of the Series listed on Schedule I

By:	/s/ PATRICK P. COYNE
Name:	Patrick P. Coyne
Title:	President and Chief Executive Officer